SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 3)


                               Physiometrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Common Stock, $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 718928104                    13G                    Page 2 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Partners, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           285,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         285,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     285,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                    13G                    Page 3 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Offshore Fund, Ltd.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           44,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         44,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,400

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                    13G                    Page 4 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Management, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           329,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         329,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     329,400

(Reporting person disclaims beneficial ownership of the above shares which represent the interests of clients of an investment adviser for whom the reporting person acts as a sub-adviser).

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                    13G                    Page 5 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David B. Musket

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           135,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          329,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         135,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            329,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     464,900

(Reporting person disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Offshore Fund, Ltd. which represent the interests of other partners and reporting person disclaims beneficial ownership of shares reported by ProMed Management, L.L.C. which represent the interests of clients of an investment advisor for whom ProMed Management, L.L.C. acts as a sub-advisor.)
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                    13G                    Page 6 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Kurokawa

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           53,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          329,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         53,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            329,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     382,900

(Reporting person disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Offshore Fund, Ltd. which represent the interests of other partners and reporting person disclaims beneficial ownership of shares reported by ProMed Management, L.L.C. which represent the interests of clients of an investment advisor for whom ProMed Management, L.L.C. acts as a sub-advisor.)
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages

Item 1(a).  Name of Issuer:

Physiometrix Inc.

--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

5 Billerica Avenue, North Billerica, MA 01862-1256

--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

ProMed Partners, L.P., ProMed Offshore Fund, Ltd., ProMed Management, L.L.C., David B. Musket and Barry Kurokawa

--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

125 Cambridgepark Drive, Cambridge, MA 02140

--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

See pages 2,3,4,5 and 6

--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

Common Stock, $.001 par value

--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

718928104

--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

                                                              Page 8 of 12 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See pages 2,3,4,5 and 6

     (b)  Percent of class:

          See pages 2,3,4,5 and 6

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                See pages 2,3,4,5 and 6

          (ii)  Shared power to vote or to direct the vote

                See pages 2,3,4,5 and 6

          (iii) Sole power to dispose or to direct the disposition of

                See pages 2,3,4,5 and 6

          (iv)  Shared power to dispose or to direct the disposition of

                See pages 2,3,4,5 and 6

--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         See "Exhibit A" attached hereto and pages 2, 3, 4, 5, and 6

--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable

--------------------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                              Page 9 of 12 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 28, 2003
                                        ----------------------------------------
                                                        (Date)


                                             /s/ David B. Musket
                                        ----------------------------------------
                                                      (Signature)


                                             David B. Musket,
                                             President of Managing Member
                                             of the General Partner
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                             Page 10 of 12 Pages

                               Index to Exhibits

Exhibit                                                            Page No.
-------                                                            --------

Exhibit A -- Joint Filing Agreement, dated February 28, 2003          12

Schedule 13 G                                                      Page 11 of 12

CUSIP No. 718928104

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      ProMed Partners, L.P., ProMed Offshore Fund, Ltd., ProMed Management, L.L.C., David B. Musket and Barry Kurokawa each hereby agree that the Amendment No. 3 to Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of shares of Common Stock of Physiometrix Inc. is filed jointly on behalf of each such person.

Dated: February 28, 2003


                                 /s/ David B. Musket
                                 -----------------------------------
                                 David B. Musket


                                 /s/ Barry Kurokawa
                                 -----------------------------------
                                 Barry Kurokawa


                                 PROMED PARTNERS, L.P.

                                 By:      ProMed Asset Management, L.L.C.
                                          its General Partner

                                 By: DBM Corporate Consulting Group, Ltd. a Managing Member

                                 By:      /s/ David B. Musket
                                          -----------------------------------
                                          Name: David B. Musket
                                          Title: President

Schedule 13 G                                                      Page 12 of 12

CUSIP No. 718928104


                                 PROMED OFFSHORE FUND, LTD.

                                 By:      /s/ David B. Musket
                                          -----------------------------------
                                          Name: David B. Musket
                                          Title: Director


                                 PROMED MANAGEMENT, L.L.C.

                                 By:      /s/ David B. Musket
                                          -----------------------------------
                                          Name: David B. Musket
                                          Title: Member